Exhibit 99.7

September 10, 2025

Ga Sai Tong Enterprise Limited (the “Company”)

Fifth Floor of Kam Lung Commercial Centre

No. 2 Hart Avenue, Kowloon, Hong Kong

Dear Sirs,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Ga Sai Tong Enterprise Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Tak Fai, Choi
Tak Fai, Choi